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                                                                    EXHIBIT 99.1


                               APACHE CORPORATION
        STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)




                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                           ---------------------
                                                             1998         1997         1997         1996
                                                           --------     --------     --------     --------

EARNINGS
   Pretax income from continuing operations(1)             $ 53,943     $183,227     $258,640     $200,195
   Add:Fixed charges excluding capitalized interest          60,430       54,801       78,531       68,091
                                                           --------     --------     --------     --------
   Adjusted Earnings                                       $114,373     $238,028     $337,171     $268,286
                                                           ========     ========     ========     ========

FIXED CHARGES
   Interest expense including  capitalized interest(2)     $ 90,498     $ 75,014     $105,148     $ 89,829
   Amortization of debt expense                               3,415        4,497        6,438        5,118
   Interest component of lease rental expenditures(3)         2,788        2,191        3,438        3,856
   Preferred stock requirements(4)                            1,057           --           --           --
                                                           --------     --------     --------     --------
                                                           $ 97,758     $ 81,702     $115,024     $ 98,803
                                                           ========     ========     ========     ========
Ratio of earnings to combined fixed charges and
  preferred stock dividends                                    1.17         2.91         2.93         2.72
                                                           ========     ========     ========     ========





                                                              1995         1994         1993
                                                           --------     --------     --------

EARNINGS
   Pretax income from continuing operations(1)             $ 33,143     $ 66,234     $ 62,067
   Add:Fixed charges excluding capitalized interest          77,220       39,008       34,355
                                                           --------     --------     --------

   Adjusted Earnings                                       $110,363     $105,242     $ 96,422
                                                           ========     ========     ========

FIXED CHARGES
   Interest expense including  capitalized interest(2)     $ 88,057     $ 37,838     $ 34,205
   Amortization of debt expense                               4,665        3,987        3,896
   Interest component of lease rental expenditures(3)         3,539        3,217        2,533
   Preferred stock requirements (4)                              --           --           --
                                                           --------     --------     --------

                                                           $ 96,261     $ 45,042     $ 40,634
                                                           ========     ========     ========

Ratio of earnings to combined fixed charges and
  preferred stock dividends                                    1.15         2.34         2.37
                                                           ========     ========     ========
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(1)   Undistributed income of less-than-50%-owned affiliates is excluded.

(2) Apache guaranteed and was contingently liable for certain debt. This debt, primarily associated with partnership operations, totaled $1.7 million at December 31, 1996. The outstanding balance was repaid in January 1997 and the facility was terminated. Fixed charges, relating to the debt for which Apache was contingently liable, have not been included in the fixed charges for any of the periods shown above.

(3) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32% to 34% applies for all periods presented.

(4) Represents the amount of pre-tax earnings that would be required to cover preferred stock dividends of $0.6 million for the nine months ended
      September 30, 1998.